As filed with the Securities and Exchange Commission on March 17, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GSI Commerce, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2958132
(State of Incorporation)	(I.R.S. Employer Identification No.)

935 First Avenue

King of Prussia, PA 19406

(Address of Principal Executive Offices)

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Arthur H. Miller

Executive Vice President and General Counsel

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

(610) 265-3229

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas S. Welk, Esq.

COOLEY GODWARD LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,900,000	$15.55	$29,545,000	$3,161.32

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s common stock on March 13, 2006 as reported on the Nasdaq National Market.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by GSI Commerce, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) on March 15, 2006;

(b) The Company’s Current Report on Form 8-K as filed with the SEC on January 6, 2006 under the Exchange Act;

(c) The Company’s Current Report on Form 8-K as filed with the SEC on March 9, 2006 under the Exchange Act; and

(d) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A, as filed with the SEC on March 19, 1988 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Amended and Restated Bylaws require the Company to indemnify its directors and officers, and permit the Company to indemnify its other employees and other agents, to the fullest extent permitted by Delaware General Corporation Law and any other applicable laws. The Amended and Restated Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances, to the extent required by Delaware General Corporation Law, if it is ultimately determined that the indemnified party is not entitled to indemnification.

To the extent permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the Company and its stockholders for monetary damages arising from breach of the director’s fiduciary duty.

The Company has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its stockholders, in the amount of $10.0 million. The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	The Company’s specimen common stock certificate (incorporated into this Registration Statement by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002, filed on August 13, 2002).

4.2	The Company’s Amended and Restated Certificate of Incorporation (incorporated into this Registration Statement by reference to Appendix B of the Company’s proxy statement on Schedule 14A filed on April 27, 2001).

4.3	The Company’s Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated into this Registration Statement by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002, filed on August 13, 2002).

4.4	The Company’s Amended and Restated Bylaws (incorporated into this Registration Statement by reference to Exhibit 3.1 to the Company’s Form 8-K filed on March 11, 2005).

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature page to this Registration Statement

99.1	2005 Equity Incentive Plan (incorporated into this Registration Statement by reference to Appendix A of the Company’s proxy statement on Schedule 14A filed on June 9, 2005)

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on March 15, 2006.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Rubin and Michael R. Conn, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael G. Rubin Michael G. Rubin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 14, 2006

/s/ Michael R. Conn Michael R. Conn	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2006

/s/ M. Jeffrey Branman M. Jeffrey Branman	Director	March 14, 2006

/s/ Ronald D. Fisher Ronald D. Fisher	Director	March 14, 2006

/s/ John Hunter John Hunter	Director	March 14, 2006

/s/ Mark S. Menell Mark S. Menell	Director	March 14, 2006

/s/ Michael S. Perlis Michael S. Perlis	Director	March 14, 2006

/s/ Jeffrey F. Rayport Jeffrey F. Rayport	Director	March 14, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	The Company’s specimen common stock certificate (incorporated into this Registration Statement by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002, filed on August 13, 2002).

4.2	The Company’s Amended and Restated Certificate of Incorporation (incorporated into this Registration Statement by reference to Appendix B of the Company’s proxy statement on Schedule 14A filed on April 27, 2001).

4.3	The Company’s Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated into this Registration Statement by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2002, filed on August 13, 2002).

4.4	The Company’s Amended and Restated Bylaws (incorporated into this Registration Statement by reference to Exhibit 3.1 to the Company’s Form 8-K filed on March 11, 2005).

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature page to this Registration Statement

99.1	2005 Equity Incentive Plan (incorporated into this Registration Statement by reference to Appendix A of the Company’s proxy statement on Schedule 14A filed on June 9, 2005)